Exhibit 99.7

AFV Solutions Announces Strategic Plan to Spin Off Its Bed and Biscuit Subsidiary

Friday May 5, 8:00 am ET

MESA, Ariz.--(BUSINESS WIRE)--May 5, 2006--AFV Solutions Inc. (OTCBB: AFVS - News) announced today the intention to spin off its wholly owned subsidiary, Bed and Biscuit Inns of America Inc., to AFVS stockholders as of close of business on May 10, 2006.

"We feel the Bed and Biscuit spin-off will allow us to focus all of our intention towards the alternative fuel industry, while allowing our stockholders to potentially benefit from holding shares of two separate companies," stated Jeff Groscost, president of AFVS.

AFVS intends to distribute pro rata to its stockholders all of the shares of Bed and Biscuit's common stock by means of a stock dividend following the effectiveness of a registration statement with the SEC. The stock dividend of one share of Bed and Biscuit common stock for every one share of AFVS common stock will be paid pro rata to holders of AFVS who hold their shares at the close of business on May 10, 2006, which is the record date for the distribution.

Following the distribution, AFVS will not own any shares of Bed and Biscuit, and Bed and Biscuit will be an independent company. Further, following the distribution Bed and Biscuit plans to submit for trading of its common stock on the OTCBB. Payment of the stock dividend is subject to the effectiveness of a registration statement on Form SB-2 from the SEC, and other conditions to be described in the registration statement, which will be available free of charge on the SEC's Web site at www.sec.gov.

No action is required by holders of AFVS stock to receive their shares of Bed and Biscuit common stock in the distribution, and AFVS stockholders will not be required to surrender any AFVS shares or pay anything in order to receive the dividend.

About AFV Solutions Inc.

AFV Solutions Inc. is an alternative fuel vehicle solutions provider dedicated to seeking alternatives to petroleum as a fuel for transportation. It offers options to gasoline users through propane and compressed natural gas (CNG) conversions. Utilizing advanced technologies, AFV Solutions provides immediate results in terms of fuel economy, a cleaner environment and cost savings. AFV Solutions researchers are also exploring ways to obtain a higher ethanol yield than is currently possible, working to create on-board hydrogen generation for vehicle applications, and developing hybrid electric and hybrid diesel bus applications.

About Bed and Biscuit Inns of America Inc.

Bed and Biscuit's business plan proposes the building/acquisition of a chain of upscale pet care facilities under the "Bed and Biscuit Inn(TM)" brand name. Bed and Biscuit Inns are designed to offer a wide range of services including indoor pet suites for overnight or prolonged boarding, 24/7 supervision by a professionally trained staff, off-leash "Bark Park" playgrounds and training facilities, and a bakery/cafe. In addition, Bed and Biscuit plans to have a "Groomingdale's" on-site pet grooming facility at each Bed and Biscuit Inn location.

Forward-Looking Statements: The statements in this press release regarding the Bed and Biscuit spin-off, future opportunities and any other effect, result or aspect of the spin-off and any other statements, which are not historical facts, are forward-looking statements. Such statements involve risks and uncertainties, including, but not limited to, costs and difficulties related to the spin-off, the underlying assumptions and expectations related to the Bed and Biscuit spin-off proving to be inaccurate or unrealized, including, among other things, the likelihood of and expected timing for completion of the spin-off, the expected date the shares of AFVS and Bed and Biscuit will trade separately, the timing and development of a "when issued" trading market for Bed and Biscuit common stock, the timing of the effectiveness of the to be filed registration statement with the SEC, and the timing of the approval for quotation of the Bed and Biscuit common stock on the OTCBB. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. AFVS undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

AFV Solutions Inc.

Jeff Groscost, 480-545-2745